UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 9, 2013

Tower Group International, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-35834	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

(Address of principal executive office)

(441) 279-6610

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On October 11, 2013, Tower Group International, Ltd. (the “Company”) and Tower Group, Inc. (“TGI”), entered into a Fifth Amendment Agreement (the “Fifth Amendment”) to the Amended and Restated Credit Facility Agreement, dated as of February 15, 2012, as amended by the First Amendment to Credit Agreement, dated as of June 22, 2012, as amended by the Second Amendment to Credit Agreement and Consent, dated November 26, 2012, as amended by the Letter Agreement, dated as of January 23, 2013, as amended by the Limited Waiver and Amendment, dated as of March 3, 2013, and as amended by the Fourth Amendment Agreement and Waiver, dated as of April 3, 2013 (as so amended, the “Credit Agreement”), with the various financial institution parties named therein as lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator.

Pursuant to the Fifth Amendment, the required percentage of the Lenders has agreed to waive the Company’s non-compliance with certain covenants in the Credit Agreement regarding the Company’s delivery of certain financial statements and related compliance certificates to the Lenders. Pursuant to the Fifth Amendment, the parties thereto also agreed to amend certain indebtedness covenants.

The foregoing summary of the Fifth Amendment is not complete and is qualified in its entirety by a copy of the Fifth Amendment filed as Exhibit 10.1 to this Form 8-K, which exhibit is incorporated by reference to this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01 above.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 9, 2013, Charles A. Bryan, a member of the Board of Directors (the “Board”) of the Company, notified the Board of his resignation effective as of such date. Mr. Bryan advised that he was resigning for personal reasons.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Fifth Amendment Agreement to the Amended and Restated Credit Facility Agreement, by and among the Company, TGI, Bank of America, N.A. as Administrative Agent, Fronting Bank and L/C Administrator, and the Lender parties thereto

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group International, Ltd.
Registrant

Date: October 15, 2013	/s/ William E. Hitselberger
WILLIAM E. HITSELBERGER
Executive Vice President and Chief Financial Officer